SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549

                              FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
   OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                                          Commission File Number 000-25021

                          MERRY LAND LLC
      (Exact name of registrant as specified in its charter)

   TWO NORTH RIVERSIDE PLAZA, SUITE 400, CHICAGO, ILLINOIS 60606
(Address, including zip code and telephone number, including area code, or registrant's principal executive offices)

                        MEMBERSHIP INTEREST
     (Title of each class of securities covered by this Form)

                              NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [x]           Rule 12h-3(b)(1)(i)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                        Rule 15d-6           [ ]

     Approximate number of holders  of  record  as  of the certification or
notice date:   2

     Pursuant to the requirements of the Securities Exchange Act of 1934, Merry Land LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: JANUARY 28, 1999


                                   MERRY LAND LLC, as successor to MERRY
                                   LAND & INVESTMENT COMPANY, INC.


                                   BY:  ERP OPERATING LIMITED PARTNERSHIP,
                                        its managing member

                                   BY:  EQUITY RESIDENTIAL PROPERTIES
                                        TRUST, its general partner



                                   /S/ YASMINA RAHAL
                                   Name:   Yasmina Rahal
                                   Title:   Vice President